UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 31, 2007

CASPIAN SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-33215	87-0617371
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

257 East 200 South, Suite 340, Salt Lake City, Utah
(Address of principal executive offices)

84101
(Zip code)

(801) 746-3700
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

The information set forth in Item 3.02 is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

On July 31, 2007, Caspian Services, Inc. (the “Company”) completed a private placement of Units raising gross proceeds of $25,269,975 USD. The price per Unit was $9.00. A total of 2,807,775 Units were sold in the private placement. Each Unit consists of three shares of Caspian common stock and a redeemable warrant to purchase an additional share of common stock for three years at a price of $4.00. Neither the Units, the shares of common stock included in each Unit, the warrant nor the share of common stock issuable upon the exercise of each warrant have been registered under the Securities Act of 1933, as amended, (the “Securities Act”). The Company sold the Units to ten non-U.S. persons outside of the United States in accordance with Regulation S under the Securities Act and in compliance with the laws and regulations applicable in each country where the placement took place.

The warrants included in the Units are immediately exercisable. The exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment in certain events, including the issuance of common stock as a dividend on shares of common stock, subdivisions or combinations of the common stock or similar events. Except as stated in the preceding sentence, the warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of common stock for less than the exercise price of the warrants or the current market price of the Company’s securities.

The Company may redeem the warrants in the event that the closing sales price of a share its common stock as traded on the most senior exchange or quotation medium where the shares of common stock are quoted equals or exceeds $8.00 for at least five consecutive trading days. In such event, the Company may, upon thirty (30) days prior written notice, call some or all of the outstanding warrants for redemption at a redemption price equal to $0.001 per share of common stock then purchasable pursuant to the then outstanding warrants. Notwithstanding any such notice by us, the warrantholder shall have the right to exercise this warrant at any time prior to the end of the notice period.

The warrants are governed by the Warrant Agency Agreement, dated July 30, 2007 between the Company and Interwest Transfer Company, Inc. as warrant agent. The description of the Warrant Agent Agreement and the warrants in this Current Report are only summaries of those documents and are qualified in their entirety by reference to the terms of the Warrant Agent Agreement and the form of the warrant, copies of which are attached as exhibits to this Current Report.

In connection with the private placement, the Company entered into a Registration Rights Agreement, dated May 21, 2007, as amended July 31, 2007 (the “Registration Rights Agreement”), between the Company and Aton Securities, Inc., as placement agent (“Aton Securities”). Pursuant to the Registration Rights Agreement, in the event holders of at least 51% of the Units shall request registration of their securities for resale, the Company has agreed to use its best efforts to register for resale the shares of common stock included in the Units, as well as the shares of common stock issuable upon the exercise of the warrants. The Company has agreed to maintain the registration statement continuously effective for a period of 120 days or such reasonable period necessary to permit the Unit holders to sell the common shares described in the registration statement or until the expiration of one year from the date the Units were first issued, whichever occurs first. The description of the Registration Rights Agreement in this Current Report is only a summary of the Registration Rights Agreement and is qualified in its entirety by reference to the terms of the Registration Rights Agreement, a copy of which is attached as an exhibit to this Current Report.

The Units were placed pursuant to a Private Placement Agent Agreement, dated May 15, 2007 between the Company and Aton Securities (the “Placement Agreement”). Pursuant to the Placement Agreement, Aton Securities undertook to use it reasonable efforts to place the Units. In exchange, the Company agreed to compensate Aton Securities as follows:

•	to pay a placement agent fee of 5% of the aggregate proceeds raised from non-excluded participants in the private placement;

•

to issue to placement agent warrants to purchase restricted common shares of the Company equal to ten percent (10%) of the total number of shares sold to non-excluded participants in the private placement, with certain exceptions; and

•	to reimburse out-of-pocket expenses reasonably incurred by Aton Securities up to a maximum of $100,000.

The placement agent warrants will be immediately exercisable and will expire two years from the grant date. The warrants will be exercisable at a price of $4.00 per share. Aton will be issued a placement agent warrant to purchase up to 692,333 shares of Caspian common stock. It is anticipated that placement agent fees and out-of-pocket expenses to be Aton Securities will be paid $1,138,500 USD.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 4.1	Warrant Agency Agreement, dated July 30, 2007, between Caspian Services, Inc. and Interwest Transfer Company, Inc.

Exhibit 4.2	Form of Warrant

Exhibit 4.3	Registration Rights Agreement, dated May 21, 2007, as amended July 31, 2007, between Caspian Services, Inc. and Aton Securities, Inc.

Exhibit 99.1	Press Release of Caspian Services, Inc. dated July 31, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASPIAN SERVICES, INC.

Date: August 2, 2007	By:	/s/ Laird Garrard
Laird Garrard, Chief Executive Officer

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